EXHIBIT 21

X-RITE, INCORPORATED

LIST OF CONSOLIDATED SUBSIDIARIES

1.	X-Rite Global, Incorporated

2.	X-Rite Holdings, Inc.

3.	GretagMacbeth, LLC

4.	XR Ventures LLC

5.	Pantone LLC

6.	Pantone Germany, Inc.

7.	Pantone UK, Inc.

8.	Pantone Asia, Inc.

9.	Pantone Japan, Inc.

10.	Amazys Holding GmbH

11.	Amazys Holding Beteiligungen GmbH

12.	X-Rite Europe GmbH

13.	X-Rite Méditerranée SARL

14.	GretagMacbeth (Italy) S.R.L.

15.	X-Rite GmbH

16.	Gretag-Macbeth GmbH

17.	Pantone Europe, GmbH

18.	X-Rite Limited

19.	GretagMacbeth Limited

20.	X-Rite Asia Pacific Limited

21.	X-Rite (Shanghai) Color Management Co., Ltd.

22.	X-Rite, (Shanghai) International Trading Limited

23.	GretagMacbeth (Shanghai) Company Limited

24.	X-Rite K.K.

25.	Pantone Japan Co., Ltd.

26.	X-Rite Holdings Sarl